EXHIBIT 99

FROM:	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806

CONTACT:	The MWW Group
Kimberly Storin
212-704-9727
kstorin@mww.com

For Immediate Release

DDI CORP. REPORTS FIRST QUARTER RESULTS

ANAHEIM, CA – May 14, 2003 – DDi Corp. (OTCBB: DDIC), a leading provider of time-critical, technologically advanced interconnect services for the electronics industry, today announced financial results for the first quarter ended March 31, 2003.

The Company reported net sales for the first quarter of 2003 of $61.7 million, nearly flat compared to net sales of $62.5 million for the first quarter of 2002. The decrease in net sales from the first quarter of 2002 reflects the disposition of certain, non-core facilities during the latter part of 2002 and a reduction in the average price per panel reflecting softened economic conditions in North America and Europe, partially offset, by growth in the Fasttrack assembly operations (both in San Jose, CA and the U.K.) and the acquisition of Kamtronics Limited in October 2002, now known as DDi International, the Company’s U.K.-based business that procures offshore, volume production services for PCB customers throughout Europe. Net sales for the first quarter of 2003 decreased 3% from $63.9 million recorded in the fourth quarter of 2002. The decrease in revenues from the fourth quarter of 2002 reflects the year-end completion of several programs at DDi’s Fasttrack assembly plant in San Jose, CA. The impact on revenues in the U.S. assembly operation was partially offset by growth in North American PCB revenues, which resulted primarily from an increase in demand, as well as higher revenue from DDi International.

“The first quarter proved challenging due to a global economic downturn and continued pricing pressure. We did, however, see increased demand in our higher margin PCB businesses, which reflects the continued support of our customers and our ability to provide the same level of technologically advanced, quick turn service that we are known for,” commented Bruce McMaster, Chief Executive Officer of DDi.

Gross profit for the first quarter of 2003 was $4.5 million, or 7% of net sales, compared to gross profit of $6.3 million, or 10% of net sales, for the similar period of 2002. The declines in gross profit (expressed in dollars and as a percentage of net sales) from the first quarter of 2002 are due to continued softness in PCB pricing in both North America and Europe. Gross profit for the first quarter of 2003 increased $4.3 million from $0.2 million recorded in the fourth quarter of 2002, reflecting an increase in PCB volume in addition to the impact of the Company’s previously announced operational restructuring activities. Sales and marketing expenses and general and administration expenses each declined in the first quarter of 2003, as compared to the comparable period in 2002, reflecting the Company’s ongoing efforts toward cost control.

In the first quarter of 2003, DDi incurred restructuring and reorganization charges of $3.8 million, which are largely comprised of costs incurred in connection with the Company’s efforts to deleverage its balance sheet through a comprehensive financial restructuring.

In the first quarter of 2003, the Company recorded an income tax benefit of $0.5 million, which included a $3.6 million valuation allowance applied to the U.S. deferred tax asset recorded for the quarter. Such tax allowance was based upon management’s expectation that U.S. federal and state deferred tax assets would not likely be realized.

On the basis of generally accepted accounting principles (GAAP), the Company reported a net loss of $13.8 million, or $(0.28) per diluted share, for the first quarter of 2003 compared to a net loss of $5.9 million, or $(0.12) per diluted share, for the first quarter of 2002. Such net loss of $13.8 million includes depreciation of $4.7 million and net interest expense of $6.3 million (each on a pre-tax basis).

DDi reported an adjusted net loss of $6.6 million, or $(0.13) per diluted share, for the first quarter of 2003 as compared to an adjusted net loss of $5.9 million, or $(0.12) per diluted share, for the comparable period of 2002. The increase in adjusted net loss is due to the decline in gross profit noted above and a higher level of recorded net interest expense. For a complete reconciliation of the differences between the adjusted net loss and the net loss based upon GAAP, see the disclosure in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

Liquidity

As of March 31, 2003, cash, cash equivalents and investments totaled $25.9 million (including $9.4 million in restricted funds). Dynamic Details is currently in default under its senior credit facility. DDi Corp. is currently in default under its 5.25% and 6.25% convertible subordinated notes and DDi Capital does not expect to pay the interest obligations due on May 15, 2003 under its senior discount notes. Failure to make such interest payments within 30 days of the due date will constitute a default under the senior discount notes. As a result of the default of the Dynamic Details senior credit facility, the DDi Corp. convertible subordinated notes, and the expectation that the DDi Capital senior discount notes will not be repaid in accordance with their stated terms, the Company has classified the full $65.9 million principal balance of the Dynamic Details senior credit facility, the DDi Corp. $200 million aggregate principal balance of the convertible subordinated notes and the DDi Capital $16.1 million aggregate principal balance of the senior discount notes as current obligations in the accompanying Condensed Consolidated Balance Sheet. On the basis of GAAP, total current liabilities were $354.2 million and working capital was $(255.0) million as of March 31, 2003. Excluding the classification of the principal balance of the U.S. senior credit facility and the aggregate principal balance of both the convertible subordinated notes and senior discount notes as current obligations, total current liabilities would have been $72.2 million and working capital would have been $27.0 million as of March 31, 2003.

The Company is currently negotiating with the lenders under the Dynamic Details senior credit facility, through a steering committee of the senior lender group, the members of which hold less than a majority of the outstanding senior debt, a steering committee of the ad hoc committee of DDi Corp. convertible subordinated noteholders, the members of which hold less than a majority of the outstanding convertible subordinated notes, and representatives of the DDi Capital senior discount notes regarding a consensual restructuring of our obligations.

The Company and the steering committee of the senior lender group of the Dynamic Details senior credit facility have reached an agreement in principle on a proposal to restructure the Dynamic Details senior credit facility. This agreement in principle is subject to a number of terms and conditions, including approval by other senior lenders, satisfactory arrangements for the restructuring of DDi Corp.’s convertible subordinated notes and DDi Capital’s senior discount notes and the execution of definitive documentation. The Company believes that the restructured credit facility, which will have a final maturity date of 2008, will provide DDi with a flexible long-term credit facility that will allow the Company to implement its business plan.

Consistent with the Company’s objective to achieve a consensual arrangement relating to restructuring of its U.S. indebtedness, the steering committee of the ad hoc committee of certain holders of the Company’s 5.25% and 6.25% convertible subordinated notes participated in the discussions with the Company and the steering committee of the senior lender group of the Dynamic Details senior credit facility. In the context of these discussions, such steering committee of the noteholders and a steering committee of the senior lender group reached an agreement in principle with the Company and Dynamic Details on an overall restructuring proposal which encompasses the restructuring of the Dynamic Details senior credit facility, as discussed above, as well as restructuring of agreements with the Company’s convertible subordinated noteholders. The agreement in principle regarding an overall restructuring proposal anticipates that the claims of the holders of the DDi Capital senior discount notes would also be restructured.

The Dynamic Details senior credit facility, which is jointly and severally guaranteed by DDi Capital and its subsidiaries and secured by the assets of all of the DDi Corp.’s domestic subsidiaries, effectively ranks senior to the convertible subordinated notes and the DDi Capital senior discount notes.

This overall restructuring is subject to a number of terms and conditions, including the approval thereof by the above-referenced debt holder groups and the execution of definitive documentation.

“We believe that our current cash on-hand and expected cash flow from operations will be sufficient to meet day-to-day business operations as we complete the restructuring process. In addition, through our debt restructuring initiatives, we intend to have a fully-funded business plan moving forward,” concluded McMaster.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries, with fabrication and assembly facilities located across North America and in England, service approximately 2,000 customers worldwide.

Except for historical information contained in this release, statements in this release, including those of Mr. McMaster may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: (a) our inability to restructure our debt with the Dynamic Details’ senior lenders, DDi Corp.’s convertible noteholders, DDi Capital senior capital noteholders and other stakeholders in such a manner for us to continue as a going concern; (b) the inability to successfully restructure our operations to reduce operating losses; (c) actions taken by debtholders and other creditors to enforce their rights under agreements in which an event of default has occurred; (d) changes in economic conditions in the markets in which we now, or in the future, may compete and fluctuations in demand in the electronics industry; (e) our ability to sustain historical margins as the industry develops; (f) increased competition; (g) increased costs; (h) our ability to retain key members of management; and (i) adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,407	$28,934
Marketable securities—available for sale	140	115
Cash, cash equivalents and marketable securities—restricted	9,392	6,250
Accounts receivable, net	40,715	41,986
Inventories	26,590	28,240
Prepaid expenses and other	5,959	3,963

Total current assets	99,203	109,488
Property, plant and equipment, net	80,463	83,139
Debt issuance costs, net	9,343	10,141
Goodwill	13,023	13,982
Cash, cash equivalents and marketable securities—restricted	—	3,142
Other	937	1,300

Total Assets	$202,969	$221,192

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$288,504	$275,137
Revolving credit facilities	8,425	4,246
Accounts payable	25,370	27,457
Accrued expenses and other	31,843	28,093
Income tax payable	47	68

Total current liabilities	354,189	335,001
Long-term debt and capital lease obligations	20,416	38,509
Deferred tax liability	1,736	2,464
Notes payable and other	4,740	9,078

Total liabilities	381,081	385,052

Stockholders’ deficit:
Common stock, additional paid-in-capital and other	541,649	541,648
Accumulated other comprehensive loss	(3,641)	(3,215)
Accumulated deficit	(716,120)	(702,293)

Total stockholders’ deficit	(178,112)	(163,860)

Total Liabilities and Stockholders’ Deficit	$202,969	$221,192

DDi Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31,

	2003	2002

Net sales	$61,661	$62,488
Cost of goods sold	57,198	56,159

Gross profit	4,463	6,329
Operating expenses:
Sales and marketing	4,555	6,224
General and administration	4,108	4,340
Restructuring and reorganization charges	3,827	—

Operating loss	(8,027)	(4,235)
Interest expense (net) and other expense (net)	6,267	5,399

Loss before income taxes	(14,294)	(9,634)
Income tax benefit	467	3,708

Net loss	$(13,827)	$(5,926)

Basic net loss per share—GAAP Basis	$(0.28)	$(0.12)
Diluted net loss per share—GAAP Basis	$(0.28)	$(0.12)
Weighted average basic shares outstanding	49,215	47,973
Weighted average diluted shares outstanding	49,215	47,973

Supplemental Financial Information
	2003	2002

Adjusted EBITDA **	$492	$1,148
Interest expense (net)	6,267	5,399
Depreciation	4,692	5,383
Restructuring and reorganization charges	3,827	—
Income tax benefit	(467)	(3,708)

GAAP net loss	(13,827)	(5,926)
Adjustments, net of tax:
Restructuring and reorganization charges	3,608	—
Tax valuation and other tax charges	3,594	—

Total adjustments	7,202	—

Adjusted net loss	$(6,625)	$(5,926)

Basic adjusted net loss per share	$(0.13)	$(0.12)
Diluted adjusted net loss per share	$(0.13)	$(0.12)
Weighted average basic shares outstanding	49,215	47,973
Weighted average diluted shares outstanding	49,215	47,973

**	Earnings before income taxes, depreciation, amortization, net interest expense, restructuring and reorganization charges